Exhibit 99.1
Cronos Group Reports 2021 Second Quarter Results

Amended agreement with Ginkgo Bioworks to accelerate commercialization of cultured cannabinoids

Announced strategic investment in PharmaCann, a leading U.S. cannabis company

Spinach™ launched new products in the edible, concentrate, and flower categories in Canada

TORONTO, August 6, 2021 - Cronos Group Inc. (NASDAQ: CRON) (TSX: CRON) (“Cronos Group” or the “Company”), today announces its 2021 Second Quarter business results.

“This quarter, Cronos Group continued to bring high-quality and insight-driven products to market. I am particularly proud of the Spinach™ brand gummy innovation launched this quarter into the Canadian adult-use market, SOURZ by Spinach™, which has quickly jumped to be one of the most desirable products in the edibles category. In the U.S., we officially re-launched PEACE+™ in the direct-to-consumer channel, which rounds out our different pricing tiers for the U.S. hemp-derived CBD market. Having brands across price points and usage occasions is critical to meeting consumer needs in the CBD category,” said Kurt Schmidt, President and CEO, Cronos Group.

“Our U.S. growth strategy focuses on delivering long-term shareholder value by assembling a best-in-class brand and intellectual property portfolio and positioning to deploy our products in the U.S. market through investments and opportunities with companies that share our vision and commitment to responsibly distributing disruptive cannabinoid products that improve people’s lives. In the second quarter of 2021, we were able to lock in a component of that strategy as we made a strategic investment in PharmaCann, a leading vertically integrated U.S. cannabis company. We look forward to capitalizing on opportunities in the U.S. that we expect will strengthen our ability to compete in this emerging market.”

Financial Results

(in thousands of U.S. dollars)	Three months ended June 30,	Change	Six months ended June 30,	Change
2021	2020	$	%	2021	2020	$	%
Net revenue
United States	$2,227	$2,174	$53	2%	$4,668	$4,350	$318	7%
Rest of World	13,395	7,709	5,686	74%	23,565	13,965	9,600	69%
Consolidated net revenue	15,622	9,883	5,739	58%	28,233	18,315	9,918	54%

Gross loss	$(15,784)	$(2,922)	$(12,862)	440%	$(18,747)	$(9,398)	$(9,349)	99%
Gross margin	(101)%	(30)%	N/A	(71)	pp	(66)%	(51)%	N/A	(15)	pp

Adjusted EBITDA (i)	$(49,759)	$(26,986)	$(22,773)	84%	$(86,333)	$(64,041)	$(22,292)	35%

Other Data
Cash and cash equivalents (ii)	$895,181	$1,109,700	$(214,519)	(19)%
Short-term investments (ii)	201,699	213,614	(11,915)	(6)%
Capital expenditures	2,118	8,582	(6,464)	(75)%	9,190	16,098	(6,908)	(43)%

 (i)  See “Non-GAAP Measures” for more information, including a reconciliation of adjusted earnings (loss) before interest, taxes, depreciation and amortization (“Adjusted EBITDA”)
(ii)  Dollar amounts are as of the last day of the period indicated

Second Quarter 2021
•Net revenue of $15.6 million in Q2 2021 increased by $5.7 million from Q2 2020. The increase year-over-year was primarily driven by continued growth in the adult-use Canadian cannabis market and increased sales in the Israeli medical cannabis market.
•Gross loss of $15.8 million in Q2 2021 increased by $12.9 million from Q2 2020. The increase in losses year-over-year was primarily driven by an increase in inventory write-downs in the ROW segment, which totaled $12.0 million in Q2 2021, representing an increase of $8.9 million from Q2 2020, the impact of strategic price reductions on various adult-use cannabis products in Canada taken in the second half of 2020, as well as start-up costs associated with new product development in the Rest of World (“ROW”) segment.
•Adjusted EBITDA loss of $49.8 million in Q2 2021 increased by $22.8 million from Q2 2020. The increase in losses year-over-year was primarily driven by an increase in gross loss as described above, an increase in sales and marketing costs due to brand development in the U.S. segment, and an increase in research and development (“R&D”) costs driven by increased spending on product development and developing cannabinoid intellectual property in the ROW segment.
•Capital expenditures of $2.1 million in Q2 2021 decreased by $6.5 million from Q2 2020. The decrease year-over-year was primarily driven by a reduction in construction costs in the ROW segment and a decrease in costs related to the Company’s enterprise resource planning system.

Business Updates

Transactions

In June 2021, Cronos Group announced a strategic investment (the “PharmaCann Investment”) in PharmaCann Inc. (“PharmaCann”), a leading vertically integrated U.S. cannabis company. A wholly owned subsidiary of Cronos Group purchased an option (the “PharmaCann Option”) to acquire an approximately 10.5% ownership stake in PharmaCann on a fully-diluted basis for a total consideration of approximately $110.4 million. PharmaCann has a broad geographic footprint in the U.S. and has built an efficient, effective and scalable operating model, including six production facilities and 24 dispensaries operating under the Verilife™ brand across the following six limited license states: New York, Illinois, Ohio, Maryland, Pennsylvania, and Massachusetts. PharmaCann continues to invest in its manufacturing infrastructure and brand development to capitalize on the significant consumer retail and business-to-business wholesale opportunities. Following the exercise of the PharmaCann Option (which will be based upon various factors, including the status of U.S. federal cannabis legalization), Cronos Group and PharmaCann will enter into commercial agreements that would permit each party to offer its products through either party’s distribution channels.

Brand and Product Portfolio

In June 2021, Cronos Group launched SOURZ by Spinach™, an exciting new line of cannabis gummies with bold and unique dual flavor combinations, into the Canadian adult-use market. SOURZ by Spinach™ delivers bold fruit flavors in a distinctive “S” shape with a proprietary coating designed to provide a sour and sweet flavor profile, differentiating the product and elevating the consumer experience. SOURZ by Spinach™ has quickly risen to being one of the top performing brands in the edibles category. According to Hifyre™ data, SOURZ by Spinach™ has achieved a double-digit market share in the edibles category during the July and August-to-date period. OCS Data for Ontario sales to retailers reports all three of the SOURZ by Spinach™ stock keeping units ("SKU") ranking in the top-10 of the edible category, during the 4 weeks ending August 1, 2021.

In June 2021, Cronos Group launched Spinach™ DABZ, a new line of cannabis concentrates into the Canadian adult-use market. Spinach™ DABZ are 100% cannabis-derived with no color remediation or additives to preserve terpenes and full spectrum cannabinoids. Broadening the reach of Cronos Group’s Spinach™ brand into new and emerging categories with differentiated products will continue to be the key driver of innovation initiatives.

During the second quarter of 2021, the Spinach™ brand also launched a 28-gram format for Spinach™ flower, Spinach™ Nuggetz, and a new flower SKU, Spinach™ GMO Cookies, in select markets in Canada.

In June 2021, the Company officially re-launched PEACE+™, Cronos Group’s U.S. hemp-derived CBD offering that is positioned in the mainstream market through its direct-to-consumer website, peaceplus.com. PEACE+™’s initial product portfolio consists of four tinctures. The Company intends to expand the product portfolio over time with innovative U.S. hemp-derived CBD products.

Subsequent to the end of the second quarter of 2021, in July 2021, Happy Dance™ launched a new facial skin care product, Look Alive CBD Face Moisturizer. This moisturizer has a whipped, light texture and is packed with hydrating ingredients such as avocado oil, hyaluronic acid and high-quality U.S. hemp-derived CBD. The product is now available online to U.S. consumers through the brand’s direct-to-consumer website, doahappydance.com, and online at ULTA.com and is expected to become available in ULTA Beauty™ stores throughout the U.S. in the coming weeks.

Intellectual Property Initiatives

In June 2021, Cronos Group and Ginkgo Bioworks, Inc. (“Ginkgo”) announced an amended collaboration and license agreement that will enable the companies to accelerate the commercialization of cultured cannabinoids at scale. The amended agreement follows the receipt of Cronos Fermentation’s processing license in April 2021, and most recently the receipt of its license issued by the Canada Revenue Agency. With the amended agreement and both licenses in hand, Cronos Fermentation commenced commercial-scale production of cannabigerol (“CBG”) in June 2021. Cronos Group is prioritizing rare cannabinoids, such as CBG, and plans to sequence commercial production and subsequent product launches based on this approach. Cronos Group expects that the final productivity target for CBG will be achieved prior to September 2021, as previously announced.

Appointments

Kendrick Ashton Jr. was elected to Cronos Group’s Board of Directors at the Annual Meeting of Shareholders held on June 25, 2021. Mr. Ashton is the Co-Founder and Co-Chief Executive Officer of The St. James, a leading developer and operator of performance, wellness and lifestyle brands, experiences and destinations. Prior to founding The St. James in 2014, Mr. Ashton was a founding member and Managing Director of Perella Weinberg Partners, a boutique financial services firm founded in 2006. Prior to joining Perella Weinberg Partners, Mr. Ashton was an investment banker at Goldman, Sachs & Co. and gained legal experience at Cravath, Swaine & Moore LLP and Wachtell, Lipton, Rosen & Katz. Mr. Ashton is a member of the Board of Trustees of the Colonial Williamsburg Foundation, the Board of Trustees of the National Urban League, the Board of Directors of Archbishop John Carroll High School and the Board of Directors of Bellwether Education Partners and is an emeritus member of the Board of Visitors and Foundation Board of the College of William & Mary.

In April 2021, Thomas Cohn joined Cronos Group as Head of Regulatory and Product. Mr. Cohn joined Cronos Group from The Avon Company, where he served as General Counsel and Corporate Secretary. Mr. Cohn also served as Deputy General Counsel, Regulatory at NBTY, Inc., a leading vertically integrated manufacturer, marketer and distributor of nutritional supplements with global operations. Prior to his time at NBTY, Inc., Mr. Cohn served in various roles at the Federal Trade Commission (“FTC”) from 1991 to 2008, including as Director and Assistant Director of its Northeast Region, where he was responsible for managing antitrust and consumer protection investigations and law enforcement actions, as well as local and regional outreach efforts to educate consumers, businesses, and law enforcement agencies on fraud identification and avoidance, and how to comply with antitrust and consumer protection laws enforced by the FTC.

In July 2021, Anthony Parisi joined Cronos Group as Global Head of Audit, a newly formed role for the Company. Mr. Parisi joins Cronos Group with over 20 years of audit experience, most recently serving as Vice President of Global Audit and Risk Management for Reliance Worldwide Corporation, an ASX listed company.

In June 2021, Carlos Cortez joined Cronos Group as Vice President & Controller, a role which includes serving as the Company’s principal accounting officer. Mr. Cortez joins Cronos Group with over 18 years of experience, most recently serving as Corporate Controller of SharpSpring, Inc., a publicly traded cloud-based marketing technology company. Prior to his time at SharpSpring, Inc., Mr. Cortez was the Senior Finance Director – Record to Report for Discovery, Inc., a publicly traded global media company, from August 2019 until December 2020. Prior to his time at Discovery, Inc., Mr. Cortez spent five years as Corporate Controller for Malibu Boats, Inc., a publicly traded manufacturer of recreational powerboats.

Rest of World Results

Cronos Group’s Rest of World reporting segment includes results of the Company’s operations for all markets outside of the U.S.

(in thousands of U.S. dollars)	Three months ended June 30,	Change	Six months ended June 30,	Change
2021	2020	$	%	2021	2020	$	%
Cannabis flower	$11,597	$5,674	$5,923	104%	$21,031	$8,415	$12,616	150%
Cannabis extracts	1,531	1,917	(386)	(20)%	2,234	5,317	(3,083)	(58)%
Other	267	118	149	126%	300	233	67	29%
Net revenue	13,395	7,709	5,686	74%	23,565	13,965	9,600	69%

Gross loss	$(16,428)	$(3,509)	$(12,919)	368%	$(20,567)	$(11,067)	$(9,500)	86%
Gross margin	(123)%	(46)%	N/A	(77)	pp	(87)%	(79)%	N/A	(8)	pp

Adjusted EBITDA (i)	$(32,605)	$(18,618)	$(13,987)	75%	$(54,789)	$(47,628)	$(7,161)	15%
 (i)  See “Non-GAAP Measures” for more information, including a reconciliation of Adjusted EBITDA

Second Quarter 2021
•Net revenue of $13.4 million in Q2 2021 increased by $5.7 million from Q2 2020. The increase year-over-year was primarily driven by continued growth in the adult-use cannabis flower market in Canada and sales in the Israeli medical cannabis market.
•Gross loss of $16.4 million in Q2 2021 increased by $12.9 million from Q2 2020. The increase in losses year-over-year was primarily driven by an increase in inventory write-downs which totaled $12.0 million in Q2 2021 representing an increase of $8.9 million from Q2 2020, the impact of strategic price reductions on various adult-use cannabis products in Canada taken in the second half of 2020, and start-up costs associated with new product development.
•Adjusted EBITDA loss of $32.6 million in Q2 2021 increased by $14.0 million from Q2 2020. The increase in losses year-over-year was primarily driven by an increase in gross loss as described above, and an increase in R&D costs driven by increased spending on product development and developing cannabinoid intellectual property.

United States Results

Cronos Group’s U.S. reporting segment includes results of the Company’s operations for all brands and products in the U.S.

(in thousands of U.S. dollars)	Three months ended June 30,		Change			Six months ended June 30,		Change
	2021	2020	$	%		2021	2020	$	%
Net revenue	$2,227	$2,174	$53	2%		$4,668	$4,350	$318	7%

Gross profit	$644	$587	$57	10%		$1,820	$1,669	$151	9%
Gross margin	29%	27%	N/A	2	pp	39%	38%	N/A	1	pp

Adjusted EBITDA (i)	$(10,711)	$(4,785)	$(5,926)	124%		$(20,221)	$(10,567)	$(9,654)	91%
 (i)  See “Non-GAAP Measures” for more information, including a reconciliation of Adjusted EBITDA.

Second Quarter 2021
•Net revenue of $2.2 million in Q2 2021 essentially unchanged from Q2 2020.
•Gross profit of $0.6 million in Q2 2021 essentially unchanged from Q2 2020.
•Adjusted EBITDA loss of $10.7 million in Q2 2021 increased by $5.9 million from Q2 2020. The increase in losses year-over-year was primarily driven by an increase in sales and marketing costs related to brand development.

Conference Call

The Company will host a conference call and live audio webcast on Friday, August 6, 2021, at 8:30 a.m. EDT to discuss 2021 Second Quarter business results. The call will last approximately one hour. An audio replay of the call will be archived on the Company’s website for replay. Instructions for the conference call are provided below:

•Live audio webcast: https://ir.thecronosgroup.com/events-presentations
•Toll-Free from the U.S. and Canada dial-in: (866) 795-2258
•International dial-in: (409) 937-8902
•Conference ID: 9738856

About Cronos Group

Cronos Group is an innovative global cannabinoid company with international production and distribution across five continents. Cronos Group is committed to building disruptive intellectual property by advancing cannabis research, technology and product development. With a passion to responsibly elevate the consumer experience, Cronos Group is building an iconic brand portfolio. Cronos Group’s portfolio includes PEACE NATURALS™, a global wellness platform, two adult-use brands, COVE™ and Spinach™, and three U.S. hemp-derived CBD brands, Lord Jones™, Happy Dance™ and PEACE+™. For more information about Cronos Group and its brands, please visit: thecronosgroup.com.

Forward-looking Statements

This press release may contain information that may constitute forward-looking information and forward-looking statements within the meaning of applicable securities laws (collectively, “Forward-Looking Statements”), which are based upon our current internal expectations, estimates, projections, assumptions and beliefs. All information that is not clearly historical in nature may constitute Forward-Looking Statements. In some cases, Forward-Looking Statements can be identified by the use of forward-looking terminology such as “expect”, “likely”, “may”, “will”, “should”, “intend”, “anticipate”, “potential”, “proposed”, “estimate” and other similar words, expressions and phrases, including negative and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussion of strategy. Forward-Looking Statements include estimates, plans, expectations, opinions, forecasts, projections, targets, guidance or other statements that are not statements of historical fact.

Forward-Looking Statements include, but are not limited to, statements with respect to:

•the uncertainties associated with the COVID-19 pandemic, including our ability, and the abilities of our joint ventures and our suppliers and distributors, to effectively deal with the restrictions, limitations and health issues presented by the COVID-19 pandemic, the ability to continue our production, distribution and sale of our products, and demand for and the use of our products by consumers;
•laws and regulations and any amendments thereto applicable to our business and the impact thereof, including uncertainty regarding the application of United States (“U.S.”) state and federal law to U.S. hemp (including CBD) products and the scope of any regulations by the U.S. Food and Drug Administration, the U.S. Drug Enforcement Administration, the U.S. Federal Trade Commission, the U.S. Patent and Trademark Office (the “PTO”) and any state equivalent regulatory agencies over U.S. hemp (including CBD) products;
•the laws and regulations and any amendments thereto relating to the U.S. hemp industry in the U.S., including the promulgation of regulations for the U.S. hemp industry by the U.S. Department of Agriculture and relevant state regulatory authorities;
•the grant, renewal and impact of any license or supplemental license to conduct activities with cannabis or any amendments thereof;
•our international activities and joint venture interests, including required regulatory approvals and licensing, anticipated costs and timing, and expected impact;
•our ability to successfully create and launch brands and further create, launch and scale U.S. hemp-derived consumer products, and cannabis products;
•the benefits, viability, safety, efficacy, dosing and social acceptance of cannabis including CBD and other cannabinoids;
•expectations regarding the implementation and effectiveness of key personnel changes;
•the anticipated benefits and impact of the Altria Group Inc.’s investment in the Company (the “Altria Investment”), pursuant to a subscription agreement dated December 7, 2018;
•the potential exercise of one warrant of the Company included as part of the Altria Investment, pre-emptive rights and/or top-up rights in connection with the Altria Investment, including proceeds to us that may result therefrom;

•expectations regarding the use of proceeds of equity financings, including the proceeds from the Altria Investment;
•the legalization of the use of cannabis for medical or adult-use in jurisdictions outside of Canada, the related timing and impact thereof and our intentions to participate in such markets, if and when such use is legalized;
•expectations regarding the potential success of, and the costs and benefits associated with, our joint ventures, strategic alliances and equity investments, including the strategic partnership with Ginkgo;
•our ability to execute on our strategy and the anticipated benefits of such strategy;
•expectations of the amount or frequency of impairment losses, including as a result of the write-down of intangible assets, including goodwill;
•the ongoing impact of the legalization of additional cannabis product types and forms for adult-use in Canada, including federal, provincial, territorial and municipal regulations pertaining thereto, the related timing and impact thereof and our intentions to participate in such markets;
•the future performance of our business and operations;
•our competitive advantages and business strategies;
•the competitive conditions of the industry;
•the expected growth in the number of customers using our products;
•our ability or plans to identify, develop, commercialize or expand our technology and R&D initiatives in cannabinoids, or the success thereof;
•expectations regarding acquisitions and dispositions and the anticipated benefits therefrom, including the proposed sale of our Original B.C. Ltd. (“OGBC”) production facility;
•uncertainties as to our ability to exercise the PharmaCann Option (as defined herein) in the near term or the future or in full or in part, including the uncertainties as to the status and future development of federal legalization of cannabis in the U.S. and our ability to realize the anticipated benefits of the transaction with PharmaCann (as defined herein);
•expectations regarding revenues, expenses and anticipated cash needs;
•expectations regarding cash flow, liquidity and sources of funding;
•expectations regarding capital expenditures;
•the expansion of our production and manufacturing, the costs and timing associated therewith and the receipt of applicable production and sale licenses;
•the expected growth in our growing, production and supply chain capacities;
•expectations regarding the resolution of litigation and other legal and regulatory proceedings, reviews and investigations;
•expectations with respect to future production costs;
•expectations with respect to future sales and distribution channels and networks;
•the expected methods to be used to distribute and sell our products;
•the anticipated future gross margins of our operations;
•accounting standards and estimates;
•our ability to timely and effectively remediate any material weaknesses in our internal control over financial reporting; and
•expectations regarding the costs and benefits associated with our contracts and agreements with third parties, including under our third-party supply and manufacturing agreements.

Certain of the Forward-Looking Statements contained herein concerning the industries in which we conduct our business are based on estimates prepared by us using data from publicly available governmental sources, market research, industry analysis and on assumptions based on data and knowledge of these industries, which we believe to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. The industries in which we conduct our business involve risks and uncertainties that are subject to change based on various factors, which are described further below.

The Forward-Looking Statements contained herein are based upon certain material assumptions that were applied in drawing a conclusion or making a forecast or projection, including: (i) our ability, and the abilities of our joint ventures and our suppliers and distributors, to effectively deal with the restrictions, limitations and health issues presented by the COVID-19 pandemic and the ability to continue our production, distribution and sale of our products and customer demand for and use of our products; (ii) management’s perceptions of historical trends, current conditions and expected future developments; (iii) our ability to generate cash flow from operations; (iv) general economic, financial market, regulatory and political conditions in which we operate; (v) the production and manufacturing capabilities and output from our facilities and our joint ventures, strategic alliances and equity investments; (vi) consumer interest in our products; (vii) competition; (viii) anticipated and unanticipated costs; (ix) government regulation of our activities and products including but not limited to the areas of taxation and environmental protection; (x) the timely receipt of any required regulatory authorizations, approvals, consents, permits and/or licenses; (xi) our ability to obtain qualified staff, equipment and services in a timely and cost-efficient manner; (xii) our ability to conduct operations in a safe, efficient and effective manner; (xiii) our ability to realize anticipated benefits, synergies or generate revenue, profits or value from our recent acquisitions into our existing operations; (xiv) our ability to complete planned dispositions, including the sale of OGBC, and, if completed, obtain our anticipated sales price; (xv) our ability to exercise the PharmaCann Option and realize the anticipated benefits of the transaction with PharmaCann; and (xvi) other considerations that management believes to be appropriate in the circumstances. While our management considers these assumptions to be reasonable based on information currently available to management, there is no assurance that such expectations will prove to be correct.

By their nature, Forward-Looking Statements are subject to inherent risks and uncertainties that may be general or specific and which give rise to the possibility that expectations, forecasts, predictions, projections or conclusions will not prove to be accurate, that assumptions may not be correct and that objectives, strategic goals and priorities will not be achieved. A variety of factors, including known and unknown risks, many of which are beyond our control, could cause actual results to differ materially from the Forward-Looking Statements in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf. Such factors include, without limitation, the risk that the COVID-19 pandemic may disrupt our operations and those of our suppliers and distribution channels and negatively impact the demand for and use of our products; the risk that cost savings and any other synergies from the Altria Investment may not be fully realized or may take longer to realize than expected; the risk that we will not complete planned dispositions, including the sale of OGBC, or, if completed, obtain our anticipated sales price; the implementation and effectiveness of key personnel changes; future levels of revenues; consumer demand for cannabis and U.S. hemp products; our ability to manage disruptions in credit markets or changes to our credit ratings; future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects; business strategies, growth opportunities and expected investment; the adequacy of our capital resources and liquidity, including but not limited to, availability of sufficient cash flow to execute our business plan (either within the expected timeframe or at all); the potential effects of judicial, regulatory or other proceedings, or threatened litigation or proceedings, on our business, financial condition, results of operations and cash flows; volatility in and/or degradation of general economic, market, industry or business conditions; compliance with applicable environmental, economic, health and safety, energy and other policies and regulations and in particular health concerns with respect to vaping and the use of cannabis and U.S. hemp products in vaping devices; the anticipated effects of actions of third parties such as competitors, activist investors or federal (including U.S. federal), state, provincial, territorial or local regulatory authorities or self-regulatory organizations, changes in regulatory requirements in relation to our business and products; legal or regulatory obstacles that could prevent us from being able to exercise the PharmaCann Option and thereby realizing the anticipated benefits of the transaction with PharmaCann; and the factors discussed under Part I, Item 1A, “Risk Factors” of the Annual Report. Readers are cautioned to consider these and other factors, uncertainties and potential events carefully and not to put undue reliance on Forward-Looking Statements.

Forward-Looking Statements are provided for the purposes of assisting the reader in understanding our financial performance, financial position and cash flows as of and for periods ended on certain dates and to present information about management’s current expectations and plans relating to the future, and the reader is cautioned that the Forward-Looking Statements may not be appropriate for any other purpose. While we believe that the assumptions and expectations reflected in the Forward-Looking Statements are reasonable based on information currently available to management, there is no assurance that such assumptions and expectations will prove to have been correct. Forward-Looking Statements are made as of the date they are made and are based on the beliefs, estimates, expectations and opinions of management on that date. We undertake no obligation to update or revise any Forward-Looking Statements, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such Forward-Looking Statements. The Forward-Looking Statements contained in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf are expressly qualified in their entirety by these cautionary statements.

As used in this press release, “CBD” means cannabidiol and “U.S. hemp” has the meaning given to the term “hemp” in the U.S. Agricultural Improvement Act of 2018, including hemp-derived CBD.

Cronos Group Inc.
Condensed Consolidated Balance Sheets
(In thousands of U.S. dollars, except share amounts)

	As of June 30, 2021	As of December 31, 2020
Assets	(Unaudited)	(Audited)
Current assets
Cash and cash equivalents	$895,181	$1,078,023
Short-term investments	201,699	211,766
Accounts receivable, net	11,299	8,928
Other receivables	2,468	10,033
Current portion of loans receivable, net	5,028	7,083
Prepaids and other current assets	10,153	11,161
Inventory, net	35,605	44,002
Held-for-sale assets	645	1,176
Total current assets	1,162,078	1,372,172
Advances to joint ventures	499	467
Investments in equity accounted investees, net	20,970	19,235
Other investments	110,392	—
Loan receivable, net	94,113	87,191
Property, plant and equipment, net	193,920	187,599
Right-of-use assets	6,687	9,776
Intangible assets, net	70,409	69,720
Goodwill	179,543	179,522
Total assets	$1,838,611	$1,925,682

Liabilities
Current liabilities
Accounts payable and other liabilities	$29,829	$42,102
Current portion of lease obligation	1,206	1,322
Derivative liabilities	169,563	163,410
Total current liabilities	200,598	206,834
Due to non-controlling interests	1,768	2,188
Lease obligation	6,333	8,492
Total liabilities	208,699	217,514
Commitments and contingencies

Shareholders’ equity
Share capital	572,858	569,260
Additional paid-in capital	32,368	34,596
Retained earnings	955,721	1,064,509
Accumulated other comprehensive income	71,729	42,999
Total equity attributable to shareholders of Cronos Group	1,632,676	1,711,364
Non-controlling interests	(2,764)	(3,196)
Total shareholders’ equity	1,629,912	1,708,168
Total liabilities and shareholders’ equity	$1,838,611	$1,925,682

Cronos Group Inc.
Condensed Consolidated Statements of Net Income (Loss) and Comprehensive Income (Loss)
(In thousands of U.S. dollars, except share amounts, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Net revenue, before excise taxes	$18,848	$11,432	$33,502	$20,776
Excise taxes	(3,226)	(1,549)	(5,269)	(2,461)
Net revenue	15,622	9,883	28,233	18,315
Cost of sales	19,445	9,743	35,019	16,689
Inventory write-down	11,961	3,062	11,961	11,024
Gross loss	(15,784)	(2,922)	(18,747)	(9,398)
Operating expenses
Sales and marketing	13,209	6,501	23,463	13,613
Research and development (“R&D”)	5,199	3,631	10,301	8,221
General and administrative	22,417	18,429	44,323	42,188
Share-based payments	2,565	2,546	5,064	4,982
Depreciation and amortization	1,043	679	1,778	1,366
Total operating expenses	44,433	31,786	84,929	70,370
Operating loss	(60,217)	(34,708)	(103,676)	(79,768)
Other income (loss)
Interest income, net	2,293	3,734	4,622	11,485
Gain (loss) on revaluation of derivative liabilities	115,248	(35,880)	(1,626)	77,488
Impairment loss on long-lived assets	—	(40,000)	(1,741)	(40,000)
Share of loss from equity accounted investments	(1,115)	(794)	(2,758)	(1,966)
Other, net	1,127	(9)	911	785
Total other income (loss)	117,553	(72,949)	(592)	47,792
Income (loss) from continuing operations	57,336	(107,657)	(104,268)	(31,976)
Loss from discontinued operations	(561)	(46)	(582)	(46)
Net income (loss)	56,775	(107,703)	(104,850)	(32,022)
Net loss attributable to non-controlling interest	(279)	(726)	(592)	(1,085)
Net income (loss) attributable to Cronos Group	$57,054	$(106,977)	$(104,258)	$(30,937)
Other comprehensive income (loss)
Net income (loss)	$56,775	$(107,703)	$(104,850)	$(32,022)
Other comprehensive income (loss):
Foreign exchange gain (loss) on translation	13,470	51,871	29,754	(61,821)
Total other comprehensive income (loss)	13,470	51,871	29,754	(61,821)
Comprehensive income (loss)	70,245	(55,832)	(75,096)	(93,843)
Less: comprehensive income (loss) attributable to non-controlling interests	(394)	(762)	432	(1,098)
Comprehensive income (loss) attributable to Cronos Group	$70,639	$(55,070)	$(75,528)	$(92,745)
Net income (loss) per share
Basic and diluted - continuing operations	$0.15	$(0.31)	$(0.28)	$(0.09)
Weighted average number of outstanding shares
Basic	371,721,382	349,075,408	367,391,118	348,946,439
Diluted	375,349,856	349,075,408	367,391,118	348,946,439

Cronos Group Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands of U.S. dollars, except share amounts, unaudited)

	Six months ended June 30,
	2021	2020
Operating activities
Net loss	$(104,850)	$(32,022)
Adjustments to reconcile net loss to cash provided by operating activities:
Share-based payments	5,064	4,982
Depreciation and amortization	5,083	2,879
Share of loss from investments in equity accounted investees	2,758	1,966
Gain (loss) on revaluation of derivative liabilities	1,626	(77,488)
Impairment loss on long-lived assets	1,741	40,000
Expected credit losses on long-term financial assets	—	1,357
Other non-cash operating activities, net	(1,192)	599
Changes in operating assets and liabilities:
Accounts receivable, net	(2,194)	2,895
Other receivables	6,960	(3,047)
Prepaids and other current assets	1,268	1,187
Inventory, net	(1,010)	(24,292)
Inventory write-down	11,961	11,024
Accounts payable and other liabilities	(13,412)	(8,417)
Cash flows used in operating activities	(86,197)	(78,377)
Investing activities
Purchase of short-term investments	(120,180)	(200,173)
Proceeds from short-term investments	136,204	279,275
Purchase of other investments	(110,392)	—
Purchase of property, plant and equipment	(8,347)	(13,344)
Purchase of intangible assets	(843)	(2,754)
Proceeds from sale of held-for-sale assets	2,059	—
Advances on loans receivable	(5,064)	(23,974)
Proceeds from sale of other investments	—	769
Cash flows provided by (used in) investing activities	(106,563)	39,799
Financing activities
Withholding taxes paid on share-based awards	(8,919)	—
Proceeds from exercise of warrants and options	12	1
Cash flows provided by (used in) financing activities	(8,907)	1
Effect of foreign currency translation on cash and cash equivalents	18,825	(51,416)
Net change in cash and cash equivalents	(182,842)	(89,993)
Cash and cash equivalents, beginning of period	1,078,023	1,199,693
Cash and cash equivalents, end of period	$895,181	$1,109,700
Supplemental cash flow information
Interest paid	$—	$90
Interest received	2,961	11,575
Income taxes paid	858	—

Non-GAAP Measures

Cronos Group reports its financial results in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”). This press release refers to measures not recognized under U.S. GAAP (“non-GAAP measures”). These non-GAAP measures do not have a standardized meaning prescribed by U.S. GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these non-GAAP measures are provided as a supplement to corresponding U.S. GAAP measures to provide additional information regarding the results of operations from management’s perspective. Accordingly, non-GAAP measures should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. All non-GAAP measures presented in this press release are reconciled to their closest reported US GAAP measure. Reconciliations of historical adjusted financial measures to corresponding U.S. GAAP measures are provided below.

Adjusted EBITDA
Management reviews Adjusted EBITDA, a non-GAAP measure which excludes non-cash items and items that do not reflect management’s assessment of on-going business performance of our operating segments. Management defines Adjusted EBITDA as net income (loss) before interest, tax expense, depreciation and amortization adjusted for: share of loss from equity accounted investments, impairment loss on long lived assets, loss (gain) on revaluation of derivative liabilities, transaction costs related to strategic projects, other, net, loss from discontinued operations, share-based payments and review costs related to the restatement of the Company’s 2019 interim financial statements, the Company’s responses to the reviews of such interim financial statements by various regulatory authorities and legal costs defending shareholder class action complaints brought against the Company as a result of the restatement.

Management believes that Adjusted EBITDA provides the most useful insight into underlying business trends and results and provides a more meaningful comparison of period-over-period results. Management uses Adjusted EBITDA for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets.

The following tables set forth a reconciliation of net loss as determined in accordance with GAAP to Adjusted EBITDA for the periods indicated (U.S. dollars in thousands):

(in thousands of U.S. dollars)	Three months ended June 30, 2021
	United States	Rest of World	Corporate Expenses	Total
Net income (loss)	$(11,719)	$79,627	$(11,133)	$56,775
Interest income, net	(20)	(2,273)	—	(2,293)
Share of loss from equity accounted investments	—	1,115	—	1,115
Gain on revaluation of derivative liabilities	—	(115,248)	—	(115,248)
Transaction costs	—	—	2,758	2,758
Other, net	—	(1,127)	—	(1,127)
Loss from discontinued operations	—	561	—	561
Share-based payments	822	1,743	—	2,565
Review costs related to restatement of 2019 interim financial statements	—	—	1,932	1,932
Depreciation and amortization	206	2,997	—	3,203
Adjusted EBITDA	$(10,711)	$(32,605)	$(6,443)	$(49,759)

(in thousands of U.S. dollars)	Three months ended June 30, 2020
	United States	Rest of World	Corporate Expenses	Total
Net loss	$(45,566)	$(55,095)	$(7,042)	$(107,703)
Interest income, net	(9)	(3,725)	—	(3,734)
Share of loss from equity accounted investments	—	794	—	794
Impairment loss on long-lived assets	40,000	—	—	40,000
Loss on revaluation of derivative liabilities	—	35,880	—	35,880
Other, net	—	9	—	9
Loss from discontinued operations	—	46	—	46
Share-based payments	756	1,790	—	2,546
Review costs related to restatement of 2019 interim financial statements	—	—	3,459	3,459
Depreciation and amortization	34	1,683	—	1,717
Adjusted EBITDA	$(4,785)	$(18,618)	$(3,583)	$(26,986)

(in thousands of U.S. dollars)	Six months ended June 30, 2021
	United States	Rest of World	Corporate expenses	Total
Net loss	$(23,811)	$(62,520)	$(18,519)	$(104,850)
Interest income, net	(23)	(4,599)	—	(4,622)
Share of loss from equity accounted investments	—	2,758	—	2,758
Impairment loss on long-lived assets	1,741	—	—	1,741
Loss on revaluation of derivative liabilities	—	1,626	—	1,626
Transaction costs	—	—	3,259	3,259
Other, net	—	(911)	—	(911)
Loss from discontinued operations	—	582	—	582
Share-based payments	1,567	3,497	—	5,064
Review costs related to restatement of 2019 interim financial statements	—	—	3,937	3,937
Depreciation and amortization	305	4,778	—	5,083
Adjusted EBITDA	$(20,221)	$(54,789)	$(11,323)	$(86,333)

(in thousands of U.S. dollars)	Six months ended June 30, 2020
	United States	Rest of World	Corporate expenses	Total
Net income (loss)	$(52,082)	$33,772	$(13,712)	$(32,022)
Interest income, net	(16)	(11,469)	—	(11,485)
Share of loss from equity accounted investments	—	1,966	—	1,966
Impairment loss on long-lived assets	40,000	—	—	40,000
Loss on revaluation of derivative liabilities	—	(77,488)	—	(77,488)
Other, net	—	(785)	—	(785)
Loss from discontinued operations	—	46	—	46
Share-based payments	1,462	3,520	—	4,982
Review costs related to restatement of 2019 interim financial statements	—	—	7,866	7,866
Depreciation and amortization	69	2,810	—	2,879
Adjusted EBITDA	$(10,567)	$(47,628)	$(5,846)	$(64,041)

Foreign currency exchange rates

All currency amounts in this Press Release are stated in U.S. dollars (“USD”), which is our reporting currency, unless otherwise noted. All references to “dollars” or “$” are to USD. The assets and liabilities of the Company's foreign operations are translated into USD at the exchange rate in effect as of June 30, 2021, June 30, 2020 and December 31, 2020. Transactions affecting shareholders’ equity are translated at historical foreign exchange rates. The consolidated statements of net income (loss) and comprehensive income (loss) and the consolidated statements of cash flows of the Company’s foreign operations are translated into USD by applying the average foreign exchange rate in effect for the reporting period using Bloomberg.

The exchange rates used to translate from USD to Canadian dollars (“C$”) is shown below:

(Exchange rates are shown as C$ per $)	As of
	June 30, 2021	June 30, 2020	December 31, 2020
Average rate	1.2293	1.3856	1.3036
Spot rate	1.2395	1.3576	1.2751
Year-to-date average rate	1.2481	1.3646	1.3411

For further information, please contact:
Shayne Laidlaw
Investor Relations
Tel: (416) 504-0004
investor.relations@thecronosgroup.com